SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING 2/28/2006
FILE NUMBER 811-09913
SERIES NO.: 3


74U.     1.   Number of shares outstanding (000's Omitted)
              Class A                      8,602
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Class B                        152
              Class C                         79

74V.     1.   Net asset value per share (to nearest cent)
              Class A                    $ 18.48
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B                    $ 17.71
              Class C                    $ 17.14